Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
               --------------------------------------------------
        SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER CLASS A SHARE


NINE MONTHS ENDED SEPTEMBER 30,                                    1996                           1995
-------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except                                   (Unaudited)                     (Unaudited)
  per share data)

Weighted average number of shares outstanding:
    4% Preferred.......................................              197                              205
    6-1/2% Preferred...................................            1,035                            1,102
    Class A............................................           20,523                           20,745
    Common.............................................            3,000                            3,000
                                                                 =======                          =======


Weighted average number of shares
  outstanding assuming conversion of
  preferred stock into Class A
  shares:
    Class A............................................           24,613         89.14%            25,076          89.31%
    Common.............................................            3,000         10.86              3,000          10.69
                                                                 -------        -------           -------         ------
                                                                  27,613        100.00%            28,076         100.00%
                                                                 =======        =======           =======         =======


(Loss) income from continuing
 operations............................................          $(1,013)                         $ 5,200
 Loss from discontinued operations.....................           (2,635)                          (2,128)
                                                                 -------                          -------

     NET (LOSS) INCOME.................................          $(3,648)                         $ 3,072
                                                                 =======                          =======



Allocation of net (loss) income on the
  basis of the respective dividend
  rights of the above classes of
  stock, pro rata:
    Class A............................................          $(3,252)        89.14%           $ 2,744          89.31%
    Common.............................................             (396)        10.86                328          10.69
                                                                 -------        -------           -------         ------
                                                                 $(3,648)       100.00%           $ 3,072         100.00%
                                                                 =======        =======           =======         =======


(Loss) earnings per Class A share:
  (Loss) earnings from continuing
   operations..........................................           $(.04)                            $.19
  Loss from discontinued operations....................            (.09)                            (.08)
                                                                  -----                             ----

(Loss) earnings per Class A share......................           $(.13)                            $.11
                                                                  =====                             ====


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